Exhibit 99.1

FOR IMMEDIATE RELEASE

Standard & Poor’s Upgrades DPL Inc. and
Dayton Power and Light Company Ratings

DAYTON, Ohio, April 22, 2009 – DPL Inc. (NYSE: DPL) today announced that Standard & Poor’s Ratings Services (S&P) raised its ratings up two grades on DPL and its principal subsidiary, Dayton Power and Light Co. (DP&L), including the corporate credit ratings to “A-” from “BBB.”

“We have worked hard to improve the company’s overall financial and risk profile over the last several years, and we are pleased that S&P has recognized our efforts,” said Paul Barbas, DPL President and CEO.

Ratings:

		From	To
DPL Inc.
	Corporate Credit Rating	BBB / Positive	A- / Stable
	Senior Unsecured	BBB-	BBB+
	Capital Trust II	BB+	BBB

The Dayton Power & Light Company
	Senior Secured	A-	A
	Corporate Credit Rating	BBB / Positive	A- / Stable

About DPL

DPL Inc. (NYSE:DPL) is a regional energy company.  DPL was named one of Forbes’ “100 Most Trustworthy Companies” in 2009.

DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 513,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,850 megawatts are low cost coal-fired units and 900 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

News Media Contact:	Investor Relations Contact:
DPL Media Line (937) 224-5940	Craig Jackson, Assistant Treasurer (937) 259-7033